Exhibit 99.1
For Immediate Release
Augusta, Georgia
July 30, 2007
GEORGIA-CAROLINA BANCSHARES, INC.
ANNOUNCES GROWTH IN
SECOND QUARTER EARNINGS
     AUGUSTA, GEORGIA, July 30, 2007 — GEORGIA-CAROLINA BANCSHARES, INC. (GECR.OB), parent company of FIRST BANK OF GEORGIA, announced that for the three months ended June 30, 2007, net income increased by 47.7% compared to the three months ended June 30, 2006. Net income for the second quarter was $935,000 ($0.27 per diluted common stock share) compared to $633,000 ($0.18 per diluted common stock share) for the second quarter of 2006.
     Net income for the six months ended June 30, 2007 increased 30% compared to the six months ended June 30, 2006. Net income for the six months was $1,666,000 ($0.48 per diluted common stock share) compared to $1,282,000 ($0.37 per diluted common stock share).
     Patrick G. Blanchard, President and CEO of the Company stated that “we are pleased with our Company performance and the overall performance of the bank and all of its profit centers.”
     The Company also reported a growth of 16.4% in consolidated assets during the past 12 month period. Total consolidated assets as of June 30, 2007 were reported at $433 million. This growth also represents an increase of 3.8% since December 31, 2006.
     Book value of the common stock of the Company increased 12.5% to $9.93 per share at June 30, 2007 from $8.83 as of June 30, 2006.
     “We are very pleased with our continued growth in earning assets and corresponding net income,” stated Remer Y. Brinson III, President & CEO of First Bank of Georgia.
     “Our new ATM Anywhere Free Checking Program is also providing us with a healthy growth in new customers and new deposits,” Brinson continued. “Being able to access any ATM in the Continental United States with an automatic refund of the other bank’s ATM charges has proven to be a popular feature.”

PRESS RELEASE
July 30, 2007
Page Two
     Georgia-Carolina Bancshares, Inc. is a bank holding company with $433 million in assets as of June 30, 2007. The Company owns First Bank of Georgia which conducts bank operations through six offices in Augusta, Columbia County and Thomson, Georgia and mortgage offices in Augusta and Savannah, Georgia and in Jacksonville, Florida.
     The Company was recognized as one of the Top 200 Publicly Traded Bank Holding Companies in America in the June 2007 edition of the U. S. Bankers magazine. This recognition was based on three-year average return on equity and was awarded to bank holding companies with less than $1 billion in total assets.
     Georgia-Carolina Bancshares, Inc.’s common stock is quoted on the Over-The-Counter Bulletin Board under the symbol GECR.OB.
     Morgan Keegan & Company, Inc. serves as the principal market maker of the common stock of the Company.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.
     Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
     For additional information, please contact Mr. Patrick G. Blanchard, President & CEO at (706) 731-6600.